Exhibit 10.2


March 12, 1997

Woody Benson
14 Forest Avenue
Newton, MA  02165

Dear Woody:

This letter summarizes revised salary and severance terms that we have agreed to:

New base salary, effective from January 1, 1997, is $250,000 annually.

Upon notice of termination, whether involuntary or voluntary, the following severance package will take effect:

* Employment will be continued for 6 months from date of notice that you will effectively cease active employment. This will enable you to continue to vest in your options and extends the time period during which you are able to exercise such options. You will effectively have 2 additional months following termination to exercise such options for an overall total exercise period of 8 months from date that you cease active employment.

* You will continue to receive your base salary for a period of 6 months following the date that you effectively cease active employment. No incentive compensation or commission compensation will be paid during this 6 month period.

* You will continue to receive medical and dental benefits for the 6 month period following notice of termination.

* You will continue to participate in Shiva's 401(k) Plan for the 6 month period following notice of termination.

* You will continue to be eligible for life and disability insurance programs offered by Shiva for the 6 month period following notice of termination.

The above benefits are contingent upon my receipt of an executed release at the time of notice of termination.


Very truly yours,



Frank Ingari
President & CEO
Shiva Corporation